As filed with the Securities and Exchange Commission on July 21, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIGITAL ANGEL CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	52-1233960
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

490 Villaume Avenue, South St. Paul, MN	55075
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED DIGITAL ANGEL CORPORATION TRANSITION STOCK OPTION PLAN

(Full title of the plans)

Copy to:
James P. Santelli	Philip T. Colton
Vice President - Finance and Chief Financial Officer	Winthrop & Weinstine, P.A.
490 Villaume Avenue	225 South Sixth Street, Suite 3500
South St. Paul, MN 55075	Minneapolis, MN 55402
(Name and address of agent for service)

(651) 455-1621

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.005 par value	2,000,000 shares	$4.20	$8,400,000	$988.68

(1) The securities being registered consist of 2,000,000 additional shares issuable under the Amended and Restated Digital Angel Corporation Transition Stock Option Plan (the “Plan”).  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan as may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee with respect to 2,000,000 shares is based on $4.20 per share, based on the average of the high and low prices of the common stock on July 19, 2005 as reported on the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual Information.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)                                           The Annual Report on Form 10-K filed by Digital Angel Corporation (the “Company”) for the year ended December 31, 2004;

(b)                                          The Quarterly Report on Form 10-Q filed by the Company for the quarterly period ended March 31, 2005;

(c)                                           The description of the Company’s common stock contained in the Form 8-A Registration Statement filed with the Commission on July 23, 1999 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description;

(d)                                          The Company’s Proxy Statement dated April 5, 2005 for its Annual Meeting of Stockholders held on May 3, 2005 filed with the Commission on April 1, 2005;

(e)                                           The earlier registration statements on Form S-8 filed by the Company with the Commission on April 12, 2002 (File No. 333-86116), August 9, 2002 (File No. 333-97867) and June 2, 2004 (File No. 333-116101) relating to the Amended and Restated Digital Angel Corporation Transition Stock Option Plan.

(f)                                             All other reports filed by the Company with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act after December 31, 2004;

(g)                                          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold (excluding, however, any portion of such documents not deemed to be “filed” with the Commission pursuant to the rules of the Commission).

Item 4.  Description of Securities.

The description of the Company’s common stock is incorporated by reference pursuant to Item 3.c. above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted under the Delaware General Corporation Law, the Company’s Certificate of Incorporation eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty of care as a director.  Liability is not eliminated or limited for (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s bylaws also provide for indemnification of officers, directors, employees and agents of the Company to the full extent allowed by Delaware law, provided that, in the event of an action or suit by or in the right of the Company, the person shall be indemnified only to the extent of his expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit and not for judgments, fines or amounts paid in settlement.  The Delaware General Corporation Law authorizes indemnification of officers, directors and persons serving other entities in certain capacities at the request of the corporation, subject to certain conditions and limitations set forth therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings brought against them in such capacity if they acted in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interests of the corporation.

The Company maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 7.  Exemption from Registration Claim.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (included as Exhibit A to Company Definitive Proxy Statement dated April 5, 2005).

4.2	Form of Employee Stock Option Agreement

4.3	Form of Director Stock Option Agreement

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of the shares of common stock registered under this registration statement

23.1	Consent of Eisner LLP

23.2	Consent of Winthrop & Weinstine, P. A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.  Undertakings.

(a)                                  Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)                    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                  Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota on July 21, 2005.

DIGITAL ANGEL CORPORATION

By:	/s/ JAMES P. SANTELLI
James P. Santelli
Vice President-Finance and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Kevin N. McGrath and James P. Santelli, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature		Title	Date

/s/	KEVIN N. MCGRATH	President, Chief Executive	July 20, 2005
	Kevin N. McGrath	Officer and Director
(Principal Executive Officer)

/s/	JAMES P. SANTELLI	Vice President-Finance and	July 20, 2005
	James P. Santelli	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/	SCOTT R. SILVERMAN	Director	July 20, 2005
Scott R. Silverman

/s/	MICHAEL S. ZARRIELLO	Director	July 20, 2005
Michael S. Zarriello

/s/	HOWARD S. WEINTRAUB, PH.D.	Director	July 20, 2005
Howard S. Weintraub

/s/	JOHN R . BLOCK	Director	July 20, 2005
John R. Block

/s/	KEVIN H. MCLAUGHLIN	Director	July 20, 2005
Kevin H. McLaughlin

/s/	BARRY M. EDELSTEIN	Director	July 20, 2005
Barry M. Edelstein

Exhibit Index

Exhibit
Number	Description

4.1	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (included as Exhibit A to Company Definitive Proxy Statement dated April 5, 2005).

4.2	Form of Employee Stock Option Agreement

4.3	Form of Director Stock Option Agreement

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of the shares of common stock registered under this Registration Statement.

23.1	Consent of Eisner LLP.

23.2	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).